EXHIBIT 11.1

                           CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                              Computation of Loss per Common Share
                        For the Six-Month Period Ended September 30, 1996



Net loss                                                                $  (36,477,449)
Preferred stock dividend                                                    (6,270,364)
Loss applicable to common stock
       shareholders                                                     $  (42,747,813)
Weighted average number of shares
        outstanding                                                         39,638,851
  Loss per common share                                                   $   (1.08)

                 COMPUTATION OF WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

                                                                        Weighted Average
                                                      SHARES                  SHARES

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996
Beginning Balance                                   37,829,482             37,829,482
Series A Preferred Stock - converted                 2,481,990              1,760,092
Warrants exercised                                      73,315                 49,227
Series A Preferred Stock - not converted               115,500                      0
Warrants - BANX                                     36,751,083                      0
Warrants - Other                                     2,235,541                      0
Options                                              1,274,134                      0

                                                                           39,638,851

(a) Outstanding convertible preferred stock, warrants and options are not considered for the purposes of calculating the weighted average shares outstanding since these securities are anti-dilutive.

(b) The Series A Redeemable Convertible Preferred Stock of 5,775 shares which have not been converted are assumed converted at a conversion price of $5 per share.